Exhibit 10.21

FIFTH AMENDMENT TO EQUITY RESIDENTIAL

1993 SHARE OPTION AND SHARE AWARD PLAN

THIS FIFTH AMENDMENT (the “Fifth Amendment”) to the EQUITY RESIDENTIAL 1993 SHARE OPTION AND SHARE AWARD PLAN (“Plan”) is executed as of the 10th day of December, 2008. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

RECITALS

WHEREAS, the Board of Trustees of Equity Residential (the “Company”) adopted the Plan on May 21, 1993.

WHEREAS, the Company amended and restated the Plan effective as of February 21, 2002.

WHEREAS, the Company entered into a First Amendment to the Plan dated as of June 10, 2003, a Second Amendment to the Plan dated as of October 1, 2006, a Third Amendment to the Plan dated as of March 15, 2007 and a Fourth Amendment to the Plan dated as of November 4, 2008.

WHEREAS, the Company desires to amend the Plan to allow the Company to make appropriate adjustments to outstanding awards under the Plan in the event of the any special distribution of assets to shareholders other than a normal cash dividend, so that the value of each such award after the dividend shall remain the same as before the dividend.

NOW THEREFORE, the Plan is amended as follows:

1.       Adjustments.  Paragraph 13 of the Plan is deleted in its entirety and the following is substituted therefor:

“Subject to the following provisions of this paragraph, in the event of any change in the outstanding Shares by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, or in the event of any distribution or dividend to common shareholders other than a regular cash dividend, the Committee shall make such proportionate or equitable adjustments, if any, as it deems to be appropriate, to the aggregate number and kind of Shares reserved for issuance under the Plan or subject to Share Awards, Options, SARs or Dividend Equivalents outstanding or to be granted under the Plan, and to the terms of any outstanding Option, SAR or Dividend Equivalent, so that the total value of each such Award shall not be changed; provided that, (i) if, in connection with a transaction, Shares are changed into an ownership interest in the Company or another entity, which interest is registered under the Act, then each such Share shall be converted into an identical unit relating to such interest (it being the intent of the Company that, upon a merger, consolidation or reorganization involving the Company in which the Company’s Shares are exchanged or otherwise converted into publicly traded shares of the acquiring entity (or affiliates thereof)), all Share Awards, Options, SARs and Dividend Equivalents granted under this Plan shall be automatically converted into fully vested similar interests in the acquiring entity (or affiliates thereof); (ii) in no event shall the Option price for a Share be adjusted below the par value of such Share, and (iii) in no event shall any fraction of a Share be issued upon the exercise of an Option or SAR. Shares subject to a Share Award of Shares shall be treated in the same manner as other outstanding Shares; provided that any conditions and restrictions applicable to a Share Award shall continue to apply to any Shares, other security or other consideration received in connection with the foregoing.”

2.       Plan In Full Force And Effect.  After giving effect to this Fifth Amendment, the Plan remains in full force and effect.

IN WITNESS WHEREOF, this Fifth Amendment has been executed as of the date first written above.

EQUITY RESIDENTIAL

By:	/s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel